Exhibit 10.68

CAPITAL ACCUMULATION PLAN OF

LEVI STRAUSS & CO.

(As Amended and Restated Effective December 1, 2003)

PLAN DOCUMENT AND EMPLOYEE BOOKLET

CAPITAL ACCUMULATION PLAN OF LEVI STRAUSS & CO. (AS AMENDED AND RESTATED EFFECTIVE DECEMBER 1, 2003) PLAN DOCUMENT AND EMPLOYEE BOOKLET
INTRODUCTION	Beginning in 1996, Levi Strauss & Co. (“LS&CO.”) established the Capital Accumulation Plan of Levi Strauss & Co. (the “Plan”). The Plan provides a vehicle by which certain eligible employees of LS&CO. or its subsidiaries that participate under the Employee Investment Plan (the “EIP”) (collectively, the “Company”) can supplement their retirement savings by contributing a portion of their eligible compensation through after-tax payroll deduction upon reaching the maximum contribution amount allowed under the EIP. Eligible after-tax contributions under the Plan are deposited into an individual retail brokerage account offered by Charles Schwab & Co., Inc. (the “Account”), which must be established through LS&CO. In addition, each eligible employee who contributes under the Plan through after-tax payroll deduction will receive a fixed Company matching contribution of $.30 for every $1 contributed. Further, the Company may make a discretionary matching contribution that will be determined based on the Company’s annual performance and percent funded in the Annual Incentive Plan (“AIP”). The better the Company’s results, the higher the Company match.

The benefits and other provisions described in this Plan Document and Employee Booklet are effective only if you are eligible to participate and become a participant in the Plan.

The Company does not endorse, recommend or guarantee any investment or service offered, provided or promised by Charles Schwab & Co., Inc. (“Charles Schwab”) or any other offeror of investments. Because the Account is a regular individual retail brokerage account, you are solely responsible for selecting and monitoring your investment choices, paying related commissions and charges, and for investment results from participating in the Plan. Company involvement is limited to establishing your after-tax payroll deduction, and determining and making the matching contribution, if any. All funds contributed by you and the Company under the Plan are deposited into your Account. Neither the Company nor any trust holds any of these funds.

WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

During any “Plan Year,” as defined below, you are eligible to participate in the Plan if you are currently employed by the Company and meet ALL of the following requirements:

☐      You are eligible to participate and elected to participate in the EIP during the Plan Year; and

☐      With respect to the EIP:

(1)    You contributed the maximum amount permitted under the EIP during the Plan Year. For example, for the Plan Year ending in November 2003, the maximum amount that you could contribute to the EIP was $20,000; or

(2)    You received your AIP bonus in the same pay period that you contributed the maximum amount of pre-tax contributions permitted under the EIP during the calendar year. For example, for the calendar year ending in December 2003, the maximum amount of pre-tax contributions that you could contribute to the EIP was $12,000 ($13,000 in 2004).

The “Plan Year” for the Plan is LS&CO.’s fiscal year, which ends on the last Sunday of each November.

HOW CAN I ENROLL IN THE PLAN?	If you are eligible to participate in the Plan and have an existing Account, then you will be automatically enrolled in the Plan. In the event that you do not have an existing Account, you must submit a completed and signed “Charles Schwab & Co., Inc. account application form” to U.S. Retirement Benefits (and NOT to Charles Schwab) to enroll in the Plan. Please send the form to: Levi Strauss & Co., U.S. Retirement Benefits, 1155 Battery Street KO/1, San Francisco, CA 94111.

WHEN WILL I BECOME A PARTICIPANT?	If you are eligible to participate and become enrolled in the Plan, you will become a participant in the Plan as of the date on which your after-tax contributions are credited to your Account. If you properly set up your Account by the pay period in which you contributed the maximum amount under the EIP, your after-tax contributions through payroll will begin to be credited to your Account as of the following pay period. If you do not have an existing Account at the time you become eligible, your after-tax contributions will usually begin to be credited to your Account within three or four weeks after your Account is established. Except as provided below, you will not be permitted to make any retroactive contributions to the Plan.

HOW LONG CAN I PARTICIPATE IN THE PLAN?	You can continue to participate in the Plan through the last pay period in December of each year, provided that you continue to be paid on the Home Office payroll of LS&CO. through such date. If you cease being paid on the Home Office payroll before such date, then your participation under the Plan will cease as of the last pay period in which you are paid on the Home Office payroll of LS&CO.

Example. Jean is paid on the Home Office payroll of LS&CO. during the 2003 Plan Year. Jean participated in the EIP during the 2003 Plan Year and contributed 10% of her EIP covered compensation. In the first pay period of April 2003, Jean reached the maximum contribution amount under the EIP for that Plan Year (i.e., $20,000) and had an existing Account. Beginning with the next pay period of April 2003, she became a participant in the Plan. Jean may continue participating in the Plan until the last pay period in December 2003. As of the first pay period in January 2004, Jean will again be eligible to make pre-tax contributions under the EIP. If Jean contributes the maximum amount permitted under the EIP during 2004, she will again become eligible to participate in the Plan through the last pay period in December 2004.

If you cease being paid on the Home Office payroll while you participate in the Plan, you will not be permitted to make any additional contributions to the Plan through payroll deduction and you may not be entitled to receive the discretionary Company match, if any. However, if you resume being paid on the Home Office payroll before the last pay period of December in the year in which you participated in the Plan and have an existing Account, then you will be eligible to recommence your participation in the Plan. If you do not have an existing Account when you resume being paid on Home Office payroll, then you will be eligible to recommence your participation in the Plan as of the first pay period after you reestablish your Account. Please note that your after-tax contributions to your Account will usually restart within three or four weeks after your Account is reestablished. Again, except as provided below, please remember that you will not be permitted to make any retroactive contributions to the Plan.

Notwithstanding the foregoing, if you become a participant in the Plan solely because you received your AIP bonus in the same pay period that you contributed the maximum amount of pre-tax contributions permitted under the EIP during the Plan Year, your participation in the Plan will terminate immediately as of the date your one-time make-up contribution is credited to your Account, in accordance with the Section entitled “BESIDES PAYROLL DEDUCTIONS, IS THERE ANY OTHER WAY TO CONTRIBUTE TO THE PLAN?” However, you will be eligible to recommence your participation in the Plan during such Plan Year, in accordance with the terms of the Plan, if you contribute the maximum amount permitted under the EIP during such Plan Year.

HOW MUCH MAY I CONTRIBUTE TO THE PLAN DURING EACH PAY PERIOD?	You may contribute up to 10% (in 1% increments) of your “covered compensation,” as defined below, to your Account during each pay period that you are eligible to participate in the Plan. Unless you specify otherwise, your CAP contribution percentage will be the percentage you elected under the EIP (up to 10%).

If your covered compensation increases during the year, the amount of your payroll deduction to the Plan will also increase because your deduction is based on your designated contribution percentage. Likewise, if your covered compensation decreases during the year, the amount of your payroll deduction to the Plan will also decrease.

“Covered compensation” means your base salary and AIP bonus, including deferrals of such amounts under the Deferred Compensation Plan for Executives.

CAN I CHANGE MY PAYROLL DEDUCTION?	You may increase (up to 10%), decrease, or stop your payroll deductions to the Plan at any time. Your request will become effective as soon as practicable following the date you submit your request. Generally, your request will take at least two pay periods to become effective.

WHAT HAPPENS TO MY PAYROLL DEDUCTION?	The amount deducted from your paycheck, along with the fixed Company match and discretionary Company match, if any, will be sent to Charles Schwab and automatically deposited into a money market fund in your Account. You may then contact Charles Schwab directly to request that your funds be redirected to other investments offered through Charles Schwab.

BESIDES PAYROLL DEDUCTIONS, IS THERE ANY OTHER WAY TO CONTRIBUTE TO THE PLAN?	Generally, you are permitted to contribute up to 10% of your covered compensation to your Account only through payroll deductions. However, you may transfer funds from non-payroll sources to your Account at any time by sending a hand-drawn personal check directly to Charles Schwab and not to the Company. Because you own your Account, you are permitted to make these contributions to your Account at any time. However, such outside funds will not be eligible for any Company match.

WHAT IS THE AMOUNT OF THE MATCHING CONTRIBUTION?	Effective December 1, 2003, contributions made to the Plan are eligible for both a fixed and discretionary match. The fixed Company match will be made each pay period and will also be applied to any contribution you make to the Plan from your annual AIP bonus. The discretionary Company match provides for a variable matching contribution directly tied to the Company’s annual performance and percent funded in the AIP. If the Company’s Board of Directors determines that the AIP is funded at or above 100%, a variable matching contribution will be made in accordance with the following table.

AIP Percent Funded	Variable Matching Contribution
120%	85%
115%	50%
110%	30%
105%	15%
100%	10%

Since the Company’s performance will be determined at the end of the fiscal year, the discretionary Company match will be made to your Account as soon as administratively practicable. In order to be eligible to receive the discretionary Company match for a year, you must be employed with the Company as of the last day of the plan year unless you retire or are laid off during that year.

IN WHOSE NAME WILL MY ACCOUNT BE REGISTERED?	Your Account will be a regular individual brokerage account registered in your name with Charles Schwab. Unlike the EIP, you (not a trust) will own the investments directly and in your name. No funds are set aside in a trust or held by the Company.

HOW CAN I INVEST THE FUNDS IN MY ACCOUNT?	You will need to contact Charles Schwab directly and select how to invest the funds in your Account. Charles Schwab offers various investment options for you to choose from. Because your Account is a regular individual brokerage account, you have sole responsibility to make and monitor your investments under the Plan. Your investments through the Account can go up or down, and any risk of loss is borne by you. The Company’s only involvement is limited to determining and making the match, if any, and depositing your payroll and eligible AIP make-up contributions to the Plan.

Also, you should be aware that Charles Schwab may have requirements, limitations, commissions, conditions, and fees with respect to the investment of funds contributed to your Account. Such matters are solely within the control of Charles Schwab and not the Company. Fulfillment or compliance with any of these requirements, limitations or conditions and payment of any commissions and fees is your personal responsibility.

DOES THE COMPANY PROTECT ME AND MY INVESTMENTS IF MY INVESTMENTS LOSE MONEY?	The Company will not protect or guarantee your Account in any way. Thus, for example, if your investments lose money, the stock markets crash, or Charles Schwab files bankruptcy or is otherwise unable to cover the funds credited to your Account, you alone will assume the risk of loss on your investments. Since each investment option presents varying degrees of risk and return characteristics, you should consult with your financial advisor before selecting which investment options are right for you.

WILL I RECEIVE ACCOUNT STATEMENTS?	Charles Schwab will send you periodic statements regarding your Account balance and transaction confirmations. The frequency and content of any information regarding your Account are the sole responsibility of Charles Schwab, and not the Company.

MAY I WITHDRAW FUNDS FROM MY ACCOUNT WHILE I AM EMPLOYED BY THE COMPANY?	Because you own your Account, you are permitted to withdraw funds at any time. However, please remember that if you withdraw your funds and close your Account, you will need to timely re-open your Account in order to avoid any interruption in your payroll and eligible AIP make-up contributions to the Plan if you reach the EIP maximum contribution limit.

WHAT ARE MY OPTIONS WITH RESPECT TO MY ACCOUNT AFTER MY SEPARATION FROM EMPLOYMENT WITH THE COMPANY?	After your separation from employment with the Company, you are permitted to request a withdrawal from your Account at any time. The Company has no involvement with your Account after you separate from employment. However, if a Company match is mistakenly made to your Account following your separation from employment, the Company has a right to obtain a refund of that money.

WHAT ARE THE TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN?	The federal income tax laws are complex and change from time to time. The following description is based on the current federal income tax laws and does not discuss tax consequences of participating in the Plan under any local, state, or foreign tax laws. Also, the following description is intended solely to be general and should not be relied upon as specific tax advice. Because each individual’s situation is unique, you should consult with your tax advisor about the specific tax consequences of participating in the Plan.

❑ The Plan is a voluntary investment program. There is no identifiable tax benefit to you by participating in the Plan. Specifically, you should be aware of the following:

❑       Your payroll deduction contributions are made on an after-tax basis. This means that your contributions are included in your gross income and are subject to federal income, employment (including Social Security) and other taxes.

❑       You will have taxable income upon the payment of any Company matching contribution to the Plan. Thus, the Company is required to withhold specific amounts of tax in connection with any matching contribution.

❑       Buying and selling securities and other investments in your Account may generate taxable income, either as capital gains or ordinary income. It will be your responsibility to report this income and pay any applicable taxes.

❑ In order for you to correctly report and pay any taxes with respect to the investment of your Account, you must accurately record your basis in any investment.

You solely bear the responsibility to ascertain any reportable income with respect to your Account, and report such income and pay any applicable taxes. For information relating to any tax for which you are liable with respect to your Account, you should contact either Charles Schwab, any other offeror of investments held in your Account, and/or your tax advisor.

IS THIS A TAX-QUALIFIED PLAN?	The Plan is a non-qualified retirement plan, which means that the Plan is not qualified under Sections 401(a), 401(k), or 423 of the Internal Revenue Code. Thus, the benefits offered under such Sections of the Code, including but not limited to deferral of taxes on contributions or investment earnings, are not available to you by participating in the Plan.

IS THIS AN ERISA PLAN?	The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, including but not limited to the reporting, disclosure, and fiduciary responsibility rules.

CAN THE PLAN BE AMENDED OR TERMINATED?	LS&CO. reserves the right to amend, suspend or terminate the Plan at any time and for any reason, in whole or in part, including the existence, timing, or amount of the Company match, the suspension rules or the brokerage firm. The Plan may be amended in writing by the Board of Directors of LS&CO. or by any person to whom the Board of Directors has delegated such authority.

In addition, Charles Schwab may change its rules, policies, investment choices and fee and commissions structure. Those changes, and any communications describing such changes, are the sole responsibility of Charles Schwab.

WHO ADMINISTERS THE PLAN?

The Plan is administered by the Administrative Committee for Retirement Plans, to the extent described below. The Administrative Committee, or its delegate, is responsible for administration of the Plan in the following respects:

☐      Determination of eligibility to participate;

☐      Interpretation of the Plan; and

☐      The provision of forms relating to participation in the Plan, excluding any forms required by Charles Schwab in connection with your Account.

WHAT ARE CHARLES SCHWAB’S RESPONSIBILITIES UNDER THE PLAN?	With respect to the Plan, Charles Schwab is responsible for the following: ☐ The investments offered to Plan participants;

☐      The provision of information to Plan participants regarding Accounts, including but not limited to information regarding assets held in your Account, dividends paid with respect to Account investments, gains or losses on transactions involving your Account investments, and taxes for which you may be liable with respect to your Account or its investments; and

☐ The execution of your investment instructions with respect to your Account.

Charles Schwab has sole responsibility with respect to your Account. The Company is not responsible for any requirements, conditions, investment options or other decisions by Charles Schwab, or for the content or timing of any communications or reports from Charles Schwab.

WHO DO I CONTACT FOR ADDITIONAL INFORMATION ABOUT THE PLAN?

If you have any questions about the Plan, please contact U.S. Retirement Benefits:

U.S. Retirement Benefits

Levi Strauss & Co.

P.O. Box 7215

San Francisco, CA 94120

Phone: (415) 501-1532

The Company may from time to time distribute information about the Plan via hard copy, email, or voicemail.

IN WITNESS WHEREOF, LS&CO. has caused this document to be executed by its duly authorized officer this 17th day of November, 2003.

LEVI STRAUSS & CO.

/s/ FRED D. PAULENICH

Fred D. Paulenich Senior Vice President of Worldwide Human Resources